Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
X4 Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of registration fee
Equity	Common Stock, $0.001 par value per share, X4 Pharmaceuticals Inc. 2019 Inducement Equity Incentive Plan	Other (2)	3,500,000 (3)	$0.6295 (2)	$2,203,250.00	$0.0001531	$337.32
Total Offering Amounts					$2,203,250.00
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due							$337.32
(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), that become issuable under the X4 Pharmaceuticals, Inc. Amended and Restated 2019 Inducement Equity Incentive Plan (as amended from time to time, the “Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2) This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act. The offering price per share and the aggregate offering price are calculated based on the average of the high and low sale prices per share of the Common Stock as reported on The Nasdaq Capital Market on October 3, 2024.

(3) Represents shares of Common Stock added to the Inducement Plan pursuant to resolutions of the Board of Directors of the Registrant on September 20, 2024.